Exhibit 99.1
CALGON CARBON NAMES NEW CFO
PITTSBURGH, PA — July 14, 2010 — Calgon Carbon (NYSE: CCC) announced today that Stevan R. Schott (47) has been named vice president, chief financial officer, effective immediately. He will have responsibility for all corporate financial functions.
Mr. Schott replaces Leroy M. Ball (42) who has accepted a position with another company, effective September 1, 2010. In the interim, Mr. Ball will focus on transferring responsibility for Calgon Carbon Japan to C. H. S. (Kees) Majoor, executive vice president — Europe and Asia.
Mr. Schott joined Calgon Carbon in 2007 as executive director, finance. He was promoted to vice president, finance in 2008 with responsibility for Calgon Carbon’s U.S. and Asia accounting, tax, treasury, planning, and risk management functions, as well as all external financial reporting.
Prior to joining Calgon Carbon, Mr. Schott was employed by Duquesne Light Holdings, Inc., a conglomerate whose primary business was electric energy. During his eight year tenure, Mr. Schott held various positions in accounting and finance, including controller, vice president of finance, and chief financial officer. He also spent 15 years at Deloitte & Touche LLP where he was a senior manager in the auditing practice.
Mr. Schott earned a B.S. degree in business administration from Duquesne University.
For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.
This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive

Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700

posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
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Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700 • www.calgoncarbon.com